Exhibit 99.1

Alta Equipment Group Announces Common Stock Dividend

LIVONIA, Mich. – November 1, 2022 – Alta Equipment Group Inc. (NYSE: ALTG) (“Alta”), a leading provider of premium material handling and construction equipment and related services, today announced that its Board of Directors approved the quarterly dividend on its common stock in the amount of $0.057 per share. The dividend payment date is November 30, 2022, to shareholders of record at the close of business on November 15, 2022.

About Alta Equipment Group Inc.

Alta owns and operates one of the largest integrated equipment dealership platforms in the U.S. Through its branch network, the Company sells, rents, and provides parts and service support for several categories of specialized equipment, including lift trucks and aerial work platforms, cranes, earthmoving equipment and other material handling and construction equipment. Alta has operated as an equipment dealership for 38 years and has developed a branch network that includes over 65 total locations across Michigan, Illinois, Indiana, New England, New York, Virginia, Florida, Ohio, Ontario, and Quebec. Alta offers its customers a one-stop-shop for their equipment needs through its broad, industry-leading product portfolio. More information can be found at www.altaequipment.com.

Contacts

Investors:

Kevin Inda
SCR Partners, LLC

kevin@scr-ir.com
(225) 772-0254

Media:

Glenn Moore

Alta Equipment

glenn.moore@altg.com

(248) 305-2134